Investor Contact:

Cristopher Chai

Vice President, Treasury and Investor Relations

CV Therapeutics, Inc.

(650) 384-8560

Media Contact:

John Bluth

Senior Director, Corporate Communications

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS LAUNCHES RANEXA

First New Pharmaceutical Approach for Chronic Angina in More Than 20 Years -

Now Available in Pharmacies

PALO ALTO, Calif., March 24, 2006 -- CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that its sales force is now promoting Ranexa(TM) (ranolazine extended-release tablets) to cardiology specialists in the United States. The product is now available in pharmacies.

Ranexa is approved as second-line treatment for chronic angina and has antianginal and anti-ischemic effects that do not depend upon reductions in heart rate or blood pressure.

"This is a long-awaited day for angina patients, their families and the cardiology community who have hoped for a new pharmaceutical approach to treat chronic angina," said Louis G. Lange, M.D., Ph.D., CV Therapeutics chairman and chief executive officer. "I would also like to thank our employees and collaborators who have been dedicated to bringing this important new therapy to patients."

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. Approximately 6.5 million people in the United States have chronic angina, and 400,000 new cases are diagnosed annually, according to the American Heart Association.

Ranexa is approved for the treatment of chronic angina. According to the approved labeling, because Ranexa prolongs the QT interval, it should be reserved for patients who have not achieved an adequate response with other antianginal drugs. Ranexa should be used in combination with amlodipine, beta-blockers or nitrates. The effect on angina rate or exercise tolerance appeared to be smaller in women than men.

Complete prescribing information for Ranexa, including detailed safety and dosage information are available at www.Ranexa.com.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(TM) (ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is approved for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R), an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

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Except for the historical information contained herein, the matters set forth in this press release, including statements as to commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; special protocol assessment agreements; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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